Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com

CANO PETROLEUM ANNOUNCES FY 2007 SECOND QUARTER RESULTS AND EARNINGS CALL AND PROVIDES AN OPERATIONAL SUMMARY

FORT WORTH, Texas.  February 9, 2007—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for its fiscal year second quarter ended December 31, 2006.  Following are selected financial highlights from the Company’s 10-Q.

Second Quarter Results
For the quarter ended December 31, 2006 (“current quarter”), Cano’s revenues were $6.9 million, which is $3.7 million, or 118%, higher than the same period last year.  For the current quarter, the company recorded a net loss of $1.4 million, or $0.04 per share, as compared to a net loss of $1.5 million, or $0.06 per share, in the same period last year.  Overall, the increased revenues of $3.7 million and lower hedging losses of $0.9 million were offset by increased operating expenses of $3.3 million and the preferred stock dividend of $1.0 million.

The $3.7 million revenue increase was driven by higher sales.  For the current quarter, Cano’s sales were 68 MBbls of oil and 346 MMcf of natural gas, or 126 MBOE, a 133% increase when compared to the quarter ended December 31, 2005 (“prior year quarter”). During the current quarter, the average prices the Company received for its oil and natural gas, including hedge reimbursements, were $58.70 per barrel of oil and $8.39 per Mcf of gas, respectively.  For the prior year quarter, oil sales were 36 MBbls at an average price of $57.14 per barrel and natural gas sales were 111 MMcf at an average price of $8.97 per Mcf.  The increases were primarily related to increased production volumes reflecting the acquisitions of W.O. Operating and Pantwist properties in November 2005 and April 2006, respectively.  We also had higher sales from our other fields due to bringing existing non-producing wells to production and increased natural gas sales at the Desdemona Field.  This is further discussed below under “Operations Developments.”

During the current quarter, there was an unrealized loss on hedge contracts of $0.7 million, which is a $0.9 million improvement as compared to the prior year quarter.  This loss reflects the mark to market valuation of the derivatives in place at December 31, 2006 for our floors on oil and natural gas. (See schedule attached).

During the current quarter, our operating expenses were $6.9 million, or $3.3 million higher than the same period last year.  Increases to our lease operating expenses (“LOE”) of $1.2 million, depreciation / depletion expense of $0.9 million, and production / ad valorem taxes of $0.4 million were driven by higher sales, as previously discussed.  For the current quarter, our LOE per BOE was $19.62, which is $3.15 better than the same period last year.  The $3.15 reduction is attributed to increased operational efficiency.

General and administrative (“G&A”) expenses of $2.7 million increased $0.9 million over the prior year quarter.  In addition to increased headcount this year, the quarter included additional legal expenses associated with the fire litigation and increased accounting fees to achieve compliance with the Sarbanes-Oxley Section 404 requirements.

The preferred dividends of $1.0 million resulted from the $80.9 million issuance of preferred and common equity during September 2006.  The cash proceeds were used to repay $68.75 million of long-term debt, for general purposes, and to fund our capital spending plan, as discussed below.  The preferred stock has a 7.875% dividend rate.

Six Months To-Date Results
For the six months ended December 31, 2006 (“current six months”), Cano’s revenues were $15.6 million, which is $10.5 million, or 204%, higher than the same period last year.  For the current six months, the company recorded a net loss of $2.0 million, or $0.07 per share, which is comparable to the net loss of $1.9 million, or $0.09 per share, in the same period last year.  Overall, the increased revenues of $10.5 million and lower hedging losses of $1.5 million were offset by increased operating expenses of $8.7 million, increased interest expenses of $1.7 million and the preferred stock dividend of $1.2 million.

The $10.5 million revenue increase resulted from both higher sales and prices.  For the current six months, Cano’s sales were 141 MBbls of oil and 721 MMcf of natural gas, or 261 MBOE, a 193% increase when compared to the same period last year. During the current six months, the average prices that we received for our oil and natural gas sales, including hedge reimbursements, were $64.14 per barrel of oil and $9.03 per Mcf of gas, respectively.  For the six month period ended December 31, 2005, the prices received were $58.55 per barrel of crude oil and $8.22 per Mcf of gas.  The increase in oil and gas sales is attributable to the same factors as previously discussed.

The $8.7 million increase in operating expenses includes higher LOE costs of $3.4 million, higher depreciation / depletion expense of $1.7 million and increased production / ad valorem taxes of $0.9 million resulting from higher sales, as previously discussed.  For the current six months, the LOE per BOE was $20.74, which is an improvement of $1.51 per BOE as compared to the same period last year and is attributable to increased operating efficiency.

Increases in G&A expenses of $2.7 million and preferred stock dividend of $1.2 million are attributable to the same factors previously discussed.  For the current six months, the $2.1 million interest expense is $1.7 million higher than the same period last year.  Of the $2.1 million, only $0.2 million was incurred during the three months ended December 31, 2006.  The reduced interest expense resulted from the repayment of long-term debt totaling $68.75 million from the September 2006 financing, as previously discussed.

Operations Developments
We have fully focused on executing our fiscal year development plan.  Through December 31, 2006, we have expended approximately $10.5 million of our $40.9 million FY Capital Budget.

Our primary areas of emphasis are:

•                  Panhandle Field: Execution of Phase I of our waterflood development plan at the Cockrell Ranch Unit is in progress.  We expect to begin Phase I water injection during the second calendar quarter of 2007 and anticipate a preliminary response from the waterflood by the fourth calendar quarter of 2007.

•                  Desdemona Field — Barnett Shale:  Due to the encouraging initial results of our Barnett Shale drilling program, we have increased our 2007 FY Capital Budget allocable to this program to roughly $10 million for a total of 14 vertical wells and 4 horizontal infill wells.  As we have previously mentioned, we intend to test both the Marble Falls and Barnett Shale in this 10,000 acre field and support a development plan to monetize both horizons.

•                  Desdemona Field Waterflood: We expect regulatory approvals to initiate water injection in the second calendar quarter of 2007, and anticipate an initial waterflood response in the fourth calendar quarter of 2007.

•                  Nowata Field:  We have completed the budgeted workovers to return 15 wells to production. The pilot plant design is complete and we have sourced surfactants, polymers and equipment for a scheduled second calendar quarter 2007 start-up of an Alkaline Surfactant Polymer (“ASP”) pilot. First ASP response is anticipated in the first calendar quarter of 2008.

•                  Corsicana: We have drilled and completed 16 pattern replacement wells and plan to reinstate a prior waterflood development in this field.  Once waterflood response and laboratory results are analyzed, we anticipate implementing an ASP pilot in the field in the fourth calendar quarter of 2007.

•                  Davenport Field:  Initial results of the workover operations have been encouraging and production increases have exceeded expectations. Contingent upon successful laboratory studies, we anticipate initiating an ASP pilot project in this field in the FY 2008 timeframe.

Management Comments
Jeff Johnson, Cano’s Chairman and CEO, stated, “Our execution of the capital budget is proceeding as planned.  We continue to experience significant growth and anticipate the benefits of our capital expenditures to support continued growth.”

Earnings Call
The Company will hold an earnings call to discuss fiscal second quarter results and provide an update on its operations on Monday, February 12, 2007, at 3:00 P.M. Eastern Time (2:00 P.M. Central Time).

Interested parties can participate in the call by dialing (866) 825-3308 or (617) 213-8062 (outside the U.S.).  The passcode is 30368290.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

CANO PETROLEUM, INC.
OPERATING REVENUE SUMMARY
(Unaudited)

	Quarter ended			Six months ended
	December 31,		Increase	December 31,		Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Operating Revenues	$6,902,524	$3,163,282	$3,739,242	$15,556,197	$5,109,241	$10,446,956
Sales
•Crude Oil (MBbls)	68	36	32	141	64	77
•Natural Gas (MMcf)	346	111	235	721	153	568
•Total (MBOE)	126	54	72	261	89	172
Average Price (includes hedge reimbursements)
•Crude Oil ($/ Bbl)	$58.70	$57.14	$1.56	$64.14	$58.55	$5.40
•Natural Gas ($/ Mcf)	$8.39	$8.97	$(0.58)	$9.03	$8.22	$0.81

HEDGING SUMMARY

					Barrels of
	Floor		Floor		Equivalent
Time	Oil	Barrels	Gas	Gas Mcf	Oil
Period	Price	per Day	Price	per Day	per Day
1/1/06 — 12/31/06	$60	534	$8.50	1,784	832
6/1/06 — 12/31/06	$60	79	$7.60	690	194
1/1/07 — 12/31/07	$55	507	$8.00	1,644	781
1/1/07 — 12/31/07	$60	72	$7.60	658	182
1/1/08 — 12/31/08	$55	479	$7.50	1,534	735
1/1/08 — 12/31/08	$60	66	$7.60	592	164
1/1/09 — 4/30/09	$60	59	$7.60	559	152
1/1/09 — 12/31/09	$55	395	$7.60	1,644	668

See Form 10-Q and accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(Unaudited)
ASSETS
Current assets

Cash and cash equivalents	$902,017	$644,659
Accounts receivable	2,614,267	3,563,649
Derivative assets	1,535,267	1,176,959
Prepaid expenses	509,485	205,349
Inventory	304,868	396,081
Other current assets	101,355	641,759
Total current assets	5,967,259	6,628,456

Oil and gas properties , successful efforts method	143,784,867	133,176,618
Less accumulated depletion and depreciation	(3,828,376)	(2,126,049)
Net oil and gas properties	139,956,491	131,050,569

Fixed assets and other, net	7,745,614	6,778,055
Derivative assets	2,408,317	1,705,855
Goodwill	785,796	785,796
TOTAL ASSETS	$156,863,477	$146,948,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,577,126	$2,304,198
Oil and gas payable	768,435	1,399,047
Accrued liabilities	252,155	321,183
Taxes payable	584,722	419,692
Current portion of asset retirement obligations	20,571	19,809
Total current liabilities	5,203,009	4,463,929
Long-term liabilities
Long-term debt	2,500,000	68,750,000
Asset retirement obligations	1,605,926	1,587,569
Taxes payable non-current	—	—
Deferred tax liability	32,348,000	31,511,000
Total liabilities	41,656,935	106,312,498

Temporary Equity
Series D convertible preferred stock and paid-in-kind dividend; liquidation preference is $49,797,005	46,575,812	—

Commitments and contingencies (Note 11)
Stockholders’ equity
Common stock, par value $.0001 per share; 50,000,000 authorized; 33,577,188 and 32,308,894 shares issued and outstanding at December 31, 2006, respectively; and 26,987,941 and 25,719,647 shares issued and outstanding at June 30, 2006, respectively.	3,344	2,685
Additional paid-in capital	83,097,176	53,054,699
Accumulated deficit	(13,899,058)	(11,850,419)
Treasury stock, at cost; 1,268,294 shares held in escrow	(570,732)	(570,732)
Total stockholders’ equity	68,630,730	40,636,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$156,863,477	$146,948,731

See Form 10-Q and accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating Revenues:
Crude oil and natural gas sales	$6,902,524	$3,163,282	$15,556,197	$5,109,241

Operating Expenses:
Lease operating expenses	2,465,451	1,240,129	5,413,045	1,990,302
Production and ad valorem taxes	592,253	191,526	1,243,619	301,198
General and administrative	2,698,946	1,833,428	5,889,479	3,210,344
Accretion of asset retirement obligations	34,086	24,780	67,530	45,374
Depletion and depreciation	1,114,872	280,070	2,130,036	426,859
Total operating expenses	6,905,608	3,569,933	14,743,709	5,974,077

Income (loss) from operations	(3,084)	(406,651)	812,488	(864,836)

Other income (expenses):
Interest expense	(175,485)	(331,440)	(2,066,744)	(331,440)
Unrealized loss on hedge contracts	(693,016)	(1,635,537)	(156,990)	(1,635,537)
Interest income and other, net	74,413	94,092	91,182	94,320
Total other income (expenses)	(794,088)	(1,872,885)	(2,132,552)	(1,872,657)

Loss before income taxes	(797,172)	(2,279,536)	(1,320,064)	(2,737,493)

Income tax benefit	352,000	793,000	507,000	793,000

Net loss	(445,172)	(1,486,536)	(813,064)	(1,944,493)

Preferred stock dividend	966,971	—	1,235,575	—

Net loss applicable to common stock	$(1,412,143)	$(1,486,536)	$(2,048,639)	$(1,944,493)

Net loss per share — basic and diluted	$(0.04)	$(0.06)	$(0.07)	$(0.09)

Weighted average common shares outstanding
Basic and diluted	31,891,608	23,019,714	28,967,429	20,517,156

See Form 10-Q and accompanying notes to these unaudited financial statements.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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